From: Home Office
To: Current MAP II and MAP V Customers
Subject: Disclosure Concerning Fee Increases

For Allocated MAP V:

Investment advisory fees are subject to change with shareholder approval. The Boards of Directors and Boards of Trustees of Aetna Variable Fund, Aetna Income Shares, Aetna Investment Advisers Fund, Inc., and Aetna Generation Portfolios, Inc., have recommended increases to the investment advisory fees for these funds. Shareholder meetings of these funds to consider this and other recommendations are scheduled for June 17, 1996. Should these recommendations be approved by shareholders, investment advisory fees for these funds will be as follows:

AVF: 0.50% (i.e., 50 basis points)
AIS: 0.40% (i.e., 40 basis points)
AIAF: 0.50% (i.e., 50 basis points)
AGPI: 0.60% (i.e., 60 basis points)

The new fees will go into effect on August 1, 1996, or if the shareholders meetings are adjourned to a later date, on the first day of the month after which the meetings are held.

It is ALIAC's intent to reduce the Daily Asset Charge for MAP V customers with respect to AVF, AIS, AIAF, AGPI, and Aetna Variable Encore Fund by 0.20% (i.e., 20 basis points) so long as the advisory fee increases for AVF, AIS, AIAF, and AGPI are approved. An Allocated MAP V revised Statement of Variability expressing this intent has already been filed with all states. ALIAC intends to implement this reduction in Daily Asset Charge for Allocated MAP V customers on October 1, 1996.

For Unallocated MAP V, the last paragraph will be as follows:

It is ALIAC's intent to reduce the Daily Asset Charge for MAP V customers with respect to AVF, AIS, AIAF, and AGPI by 0.20% (i.e., 20 basis points) so long as the advisory fee increases for AVF, AIS, AIAF, and AGPI are approved. An Unallocated MAP V revised Statement of Variability expressing this intent has already been filed with all states. ALIAC intends to implement this reduction in Daily Asset Charge for Unallocated MAP V customers on October 1, 1996.

For all MAP II (Allocated and Unallocated), the last paragraph will be deleted.